                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. ___)


                             NORTH BANCSHARES, INC.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   657467-10-6
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                                 (CUSIP Number)

                                November 19, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 910303304                    13G

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    1      NAME OF REPORTING PERSON
           I.R.S. Identification Nos. of above persons (entities only)

           Northbrook Investments, LLC

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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
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    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
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                     5    SOLE VOTING POWER

                           - 0 -
                  --------------------------------------------------------------
                     6    SHARED VOTING POWER
  NUMBER OF
    SHARES                110,471
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY          7    SOLE DISPOSITIVE POWER
EACH REPORTING
 PERSON WITH              - 0 -
                  --------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          110,471 shares
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           110,471 shares
--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           OO
--------------------------------------------------------------------------------


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CUSIP NO. 910303304                   13G


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. Identification Nos. of above persons (entities only)

           David Hokin

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                           - 0 -
                  --------------------------------------------------------------
                     6    SHARED VOTING POWER
  NUMBER OF
    SHARES                110,471
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY          7    SOLE DISPOSITIVE POWER
EACH REPORTING
 PERSON WITH              - 0 -
                  --------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          110,471 shares
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           110,471 shares

--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------


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CUSIP NO. 910303304                    13G


--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. Identification Nos. of above persons (entities only)

           Rob Rubin

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                           - 0 -
                  --------------------------------------------------------------
                     6    SHARED VOTING POWER
  NUMBER OF
    SHARES                110,471
 BENEFICIALLY     --------------------------------------------------------------
   OWNED BY          7    SOLE DISPOSITIVE POWER
EACH REPORTING
 PERSON WITH              - 0 -
                  --------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          110,471 shares
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           110,471 shares

--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)
                                                                             [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           IN
--------------------------------------------------------------------------------

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            STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


ITEM 1.

         (a)      NAME OF ISSUER

                  North Bancshares, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  100 W. North Avenue
                  Chicago, Illinois  60610

ITEM 2.

         (a)      NAME OF PERSON FILING

                  This Statement on Schedule 13G is filed, pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, by Northbrook Investments, LLC ("Northbrook"), as owner of 110,471 shares of the Issuer's Common Stock. David Hokin, in his capacity as Manager of Northbrook, may be deemed to have shared power to vote and shared power to dispose of the shares. Rob Rubin, in his capacity assisting Mr. Hokin in the management of Northbrook, may be deemed to have shared power to vote and shared power to dispose of the shares.

                  Attached as Exhibit 1 is a copy of an agreement between the filing persons (as specified above) that this Schedule 13G is being filed on behalf of each of them.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  The principal business office of Northbrook and Messrs. Hokin and Rubin is 500 Skokie Boulevard, Suite 310, Northbrook, Illinois 60062.

         (c)      CITIZENSHIP

                  Northbrook - Illinois
                  David Hokin - United States
                  Rob Rubin - United States

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par value

         (e)      CUSIP NUMBER

                  657467-10-6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 (a)  [ ]  Broker or dealer registered under Section 15 of the
                           Act (15 U.S.C. 78o);

                 (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act (15
                           U.S.C. 78c);

                 (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

                 (d)  [ ]  Investment company registered under Section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8);

                 (e)  [ ]  An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

                 (f)  [ ]  An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

                 (g)  [ ]  A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

                 (h)  [ ]  A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                 (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

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                 (j)  [ ]  Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

                  N/A

ITEM 4.           OWNERSHIP

                  See rows 5-9 and 11 of the cover pages.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  N/A

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date:  November 24, 2003


NORTHBROOK INVESTMENTS, LLC


 /s/ David Hokin
------------------------------
By:    David Hokin
Title: Manager

 /s/ David Hokin
------------------------------
David Hokin

 /s/ Rob Rubin
------------------------------
Rob Rubin